Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Gabrielle L. Rabinovitch
3250 Van Ness Avenue	Director, Investor Relations
San Francisco, CA 94109	(415) 616-7727

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces a 4.8% Increase in 2012 Holiday Sales and

Reiterates Fourth Quarter and Fiscal Year Financial Guidance

San Francisco, CA, January 16, 2013 — Williams-Sonoma, Inc. (NYSE: WSM) today announced that net revenues for the nine-week holiday period (October 29, 2012 — December 30, 2012) increased 4.8% to $1.014 billion versus the comparable last year nine-week holiday period ended January 1, 2012. Comparable brand revenues increased 4.4%.

Laura Alber, President and Chief Executive Officer, commented, “Our holiday performance reflects the strength of our brands in a period of consumer uncertainty and intense promotional activity across the retail industry. As our overall financial performance was within our range of expectations for the holiday period, we are reiterating the financial guidance we provided for the fourth quarter and fiscal year 2012 in our November 14, 2012 earnings release. We will discuss our performance in detail during our fourth quarter and fiscal year 2012 earnings call in March.”

Alber concluded, “Looking forward to fiscal 2013, we will continue to focus on our strategies to drive sustainable, profitable growth and increase shareholder value by growing our existing brands, developing new businesses, and expanding globally, including the opening of our first Australian stores. We will discuss our strategies and financial outlook for 2013 during our earnings call in March.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our fourth quarter and fiscal year 2012 guidance and our strategies for fiscal 2013. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include the risk that we are not able to meet our guidance or execute our strategies as expected. Other risks and uncertainties are described more fully in our public announcements, reports to stockholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2012, and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing eight distinct merchandise strategies – Williams-Sonoma (cookware and wedding registry), Pottery Barn (furniture and wedding registry), Pottery Barn Kids (kids’ furniture and baby registry), PBteen (girls’ bedding and boys’ bedding), West Elm (modern furniture and room decor), Williams-Sonoma Home (luxury furniture and decorative accessories), Rejuvenation (lighting and hardware) and Mark and Graham (personalized gifts and gifts for the home) – are marketed through 584 stores, eight direct mail catalogs and seven e-commerce websites. Williams-Sonoma, Inc. currently operates in the United States and Canada, offers international shipping to customers worldwide, and franchises its brands throughout Bahrain, the Kingdom of Saudi Arabia, Kuwait, and the United Arab Emirates.